                                                                    EXHIBIT 2(E)

                        THE TURKISH INVESTMENT FUND, INC.

                  DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN

                              TERMS AND CONDITIONS

      1.    Each shareholder ("Shareholder") holding shares of common stock of
The Turkish Investment Fund, Inc. (the "Fund") may elect, by written instruction to the American Stock Transfer & Trust Company (the "Plan Agent"), to be a
participant in the Fund's Dividend Reinvestment and Cash Purchase Plan (the
"Plan") and to have all distributions automatically reinvested by the Plan Agent in Fund shares pursuant to the Plan. A Shareholder who does not wish to participate in the Plan will receive all distributions in cash, net of any applicable U.S. withholding tax, and will be paid by check in U.S. dollars mailed directly to such Shareholder by the American Stock Transfer & Trust
Company, as dividend disbursing agent. The Plan Agent will act as agent for individual Shareholders in administering the Plan and will open an account for each Shareholder under the Plan in the same name as her or his shares of common stock are registered.

      2.    Whenever the directors of the Fund declare an income dividend or capital gains distribution payable either in shares of common stock or in cash, non-participating Shareholders will receive cash, and participating Shareholders will take such dividend or distribution entirely in shares of common stock to be issued by the Fund or to be purchased on the open market by the Plan Agent, and the Plan Agent shall automatically receive such shares of common stock, including fractions, for the Shareholder's account. Whenever the market price per share of common stock equals or exceeds the net asset value per share at the time the shares of common stock are valued for the purpose of determining the number of shares of common stock equivalent to the dividend or distribution (the
"Valuation Date"), the Fund will issue new shares to participants at net asset value, or, if the net asset value is less than 95% of the market price on the
Valuation Date, then participants will be issued shares valued at 95% of the market price. If net asset value per share on the Valuation Date exceeds the market price per share on that date, the Plan Agent, as agent for the participants, will buy shares of the Fund's common stock on the open market, on the New York Stock Exchange or elsewhere in the United States, for the participants' accounts. If, before the Plan Agent has completed such purchases, the market price exceeds the net asset value per share, the average per share purchase price paid by the Plan Agent may exceed the net asset value per share, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Fund at net asset value.
Additionally, if the market price exceeds the net asset value per share before the Plan Agent has completed its purchases, the Plan Agent is permitted to cease purchasing shares and the Fund may issue the remaining shares at a price equal to the greater of (a) net asset value or (b) 95% of the then current market price. In a case where the Plan Agent has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by each participant in respect of the dividend or distribution will be based on the weighted average of prices paid for shares purchased in the open market and the price at which the Fund issues the remaining shares. The Valuation Date shall be the dividend or distribution payment date or, if that date is not a New York
Stock Exchange trading day, the next preceding trading day.

      3.    Whenever the directors of the Fund declare an income dividend or capital gains distribution payable only in cash, the Plan Agent, as agent for the participants, will buy shares of the Fund's common stock on the open market, on the New York Stock Exchange or elsewhere in the United States, with the cash in respect of such dividend or distribution for the participants' accounts, on, or shortly after, the payment date. To the extent the market price exceeds the net asset value of the common

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stock when the Plan Agent makes such purchases, participants may receive fewer shares of common stock than if the dividend or distribution had been payable in common stock issued by the Fund.

      4.    Participants in the Plan have the option of making additional cash payments to the Plan Agent, annually, in any amount from $100 to $3,000, for investment in shares of common stock of the Fund. The Plan Agent will use all funds received from participants (as well as any dividends or distributions received in cash) to purchase Fund shares of common stock on the open market, on or about January 15 of each year. To avoid unnecessary cash accumulations, and also to allow ample time for receipt and processing by the Plan Agent, participants should send in voluntary cash payments to be received by the Plan
Agent approximately ten days before January 15. Any voluntary cash payments received more than ten days prior to any such date will be returned by the Plan
Agent, and interest will not be paid on any such uninvested cash payment amounts. A participant may withdraw a voluntary cash payment by written notice, if the notice is received by the Plan Agent not less than forty-eight hours before such payment is to be invested. All voluntary cash payments should be made by check drawn on a U.S. bank, (or a non-U.S. bank, if the U.S. currency is imprinted on the check) payable in U.S. dollars, and should be mailed to the
Plan Agent, along with a properly executed cash remittance form (copies of which will be provided by the Plan Agent to participants), at American Stock Transfer
& Trust Company, Dividend Reinvestment and Cash Purchase Plan, 59 Maiden Lane,
New York, New York 10007. If any check is returned unpaid for any reason, the
Plan Agent will be entitled to sell any number of shares from the participant's account required to recoup any funds expended to purchase shares for such participant's account.

      5.    The Plan Agent will apply all cash received as a dividend or distribution or as a voluntary cash payment to purchase shares of common stock on the open market as soon as practicable after the payment date of the dividend or distribution, but in no event later than 30 days after such payment date, except where necessary to comply with applicable provisions of the federal securities laws. No participant will have any authority to direct the time or price at which the Plan Agent may purchase shares of the Fund's common stock on such participant's behalf.

      6.    For all purposes of the Plan: (a) the market price of shares of common stock of the Fund on a particular date shall be the last sales price on the New York Stock Exchange at the close of the previous trading day or, if there is no sale on the New York Stock Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the New York
Stock Exchange on such date, (b) each Valuation Date shall be the dividend or distribution payment date or, if that date is not a New York Stock Exchange trading day, the next preceding trading day, and (c) the net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

      7.    The open-market purchases provided for above may be made on any securities exchange in the United States where the shares of common stock of the
Fund are traded, in the over-the counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Funds held by the Plan Agent will not bear interest. In addition, it is understood that the Plan Agent shall have no liability (other than as provided in paragraph 15 hereof) in connection with any inability to purchase shares of common stock within 30 days after the payment date of any dividend or distribution as herein provided or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the shares of common stock of the Fund acquired for any Shareholder's account.

      8.    The Plan Agent will hold shares of common stock acquired pursuant to the Plan in non-certificated form in the name of the Shareholder for whom such shares are being held, and each Shareholder's proxy will include those shares of common stock held pursuant to the Plan. The Plan Agent will forward to each
Shareholder participating in the Plan any proxy solicitation material received by it.

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In the case of Shareholders, such as banks, brokers or nominees, that hold shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of shares certified from time to time by such Shareholders as representing the total amount registered in the names of such Shareholders and held for the account of beneficial owners who participate in the Plan. Upon a Shareholder's written request, the Plan Agent will deliver to her or him, without charge and within ten days, a certificate or certificates representing all full shares of common stock held by the Plan Agent pursuant to the Plan for the benefit of such Shareholder.

      9.    The Plan Agent will confirm, in writing, each acquisition made for the account of a Shareholder as soon as practicable, but in any event not later than 60 days after the date thereof. Such confirmation will indicate the number of shares purchased and the price per share paid, and will include any applicable tax information pertaining to such Shareholder's account. It is understood that the reinvestment of dividends and distributions does not relieve the participant of any income tax which may be payable on such dividends and distributions. Any Shareholder who is subject to U.S. backup withholding tax, or who is a foreign Shareholder subject to U.S. income tax withholding, will have the applicable tax withheld from all dividends and distributions received and only the net amount will be reinvested in shares of the Fund's common stock.
Although a Shareholder may from time to time have an undivided fractional interest (computed to three decimal places) in a share of common stock of the
Fund, no certificates for fractional shares will be issued. However, distributions and dividends on fractional shares of common stock will be credited to each Shareholder's account. In the event of termination of a
Shareholder's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the current market value of the shares of common stock at the time of termination.

      10.   Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Plan Agent for a Shareholder will be credited to the Shareholder's account. In the event that the Fund makes available to
Shareholders rights to purchase additional shares of common stock or other securities, the Plan Agent will forward to each Shareholder participating in the
Plan any materials received by it relating to such rights.

      11.   There is no charge to Shareholders for reinvesting dividends or capital gains distributions. The Plan Agent's fees for the handling of the reinvestment of dividends and distributions will be paid by the Fund. However, each Shareholder will be charged a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of dividends or distributions. A Shareholder will also pay brokerage commissions incurred in connection with purchases from voluntary cash payments made by the Shareholder. Brokerage charges for purchasing small amounts of stock for individual accounts through the Plan are expected to be less than the usual brokerage charges for such transactions because the Plan Agent will be purchasing stock for all participants in large blocks and prorating the lower commission thus attainable.

      12.   A Shareholder may terminate her or his participation in the Plan by notifying the Plan Agent. Such notifications should be made in writing on a properly executed withdrawal/termination form (copies of which will be provided by the Plan Agent to participants) mailed to the Plan Agent at American Stock
Transfer & Trust Company, Dividend Reinvestment and Cash Purchase Plan, 59
Maiden Lane, New York, New York 10007. Such termination will be effective immediately if notice is received by the Plan Agent prior to any dividend or distribution record date; otherwise such termination will be effective, with respect to any subsequent dividend or distribution, on the first trading day after the dividend or distribution paid for such record date shall have been credited to such Shareholder's account. The Plan may be terminated by the Plan
Agent or the Fund with respect to any voluntary cash payments made or any dividends or distributions paid subsequent to the notice of termination in writing mailed to the Shareholders at least 90 days prior to the monthly contribution date, in the case of voluntary cash payments, or the record date for the payment of any dividend or distribution by the Fund. Upon any

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termination, the Plan Agent will cause a certificate or certificates for the full shares held for a Shareholder under the Plan, and cash adjustment for any fractional shares to be delivered to her or him or, upon the request of such
Shareholder, will sell all of the shares held for the Shareholder under the
Plan, within ten days of receiving the Shareholder's instructions, and will deliver the proceeds less any brokerage commissions and transfer taxes to the
Shareholder.

      13.   If any Shareholder has withdrawn shares from the Plan, or acquires shares which have been withdrawn from the Plan, and wishes to have such shares held through and subject to the Plan, such Shareholder may resubmit such shares by notifying the Plan Agent at American Stock Transfer & Trust Company, Dividend
Reinvestment and Cash Purchase Plan, 59 Maiden Lane, New York, New York 10007.

      14.   These terms and conditions may be amended or supplemented by the
Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the
Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholders appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholders unless, prior to the effective date thereof, the
Plan Agent receives written notice of the termination of a Shareholder's account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of a successor Plan Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Plan Agent, for the Shareholders' accounts, all dividends and distributions payable on the shares of common stock held in the Shareholders' name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

      15.   The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

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